CONFIDENTIAL SEPARATION, CONSULTING AND
GENERAL RELEASE AGREEMENT
This CONFIDENTIAL SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT, dated as of October 25, 2023 (this "Agreement"), by and between Phunware, Inc., a Delaware corporation (the "Company") and Russell Buyse ("Executive"). The Company and Executive are referred to herein collectively from time to time as the "Parties" and individually as a "Party."
RECITALS
WHEREAS, Executive entered into an employment agreement with the Company on November 11, 2022 (the "Existing Employment Agreement");
WHEREAS, the Company and Executive agreed that Executive's employment with the Company would terminate on or about the date hereof;
WHEREAS, from and after the date hereof until November 10, 2023, Executive has agreed to provide consulting services to the Company; and
WHEREAS, the Parties desire to enter into other agreements relating to the Employment Agreement and the termination of Executive’s employment with the Company as set forth herein.
AGREEMENT
NOW, THEREFORE, intending to be legally bound, the Parties hereby agree as follows:
1.    Recitals. The recitals set forth above are true and correct and are incorporated into and made a part of this Agreement for all purposes.
2.    Separation From Employment. Executive’s employment with the Company will terminate effective October 25, 2023 (the "Separation Date").
3.    Board Resignation. Effective as of the Separation Date (or other date which is mutually agreed upon in writing by the Parties), Executive hereby freely and voluntarily resigns from his position as a director of the Company and member of the Board and agrees to sign any instruments and documents requested by the Company and/or the Board that are necessary to memorialize his resignation from the Board.
4.    Consultant; Services Period Duties. Between the Separation Date and continuing through November 10, 2023 (the "Services Period"):
(a)    Executive agrees to perform such duties and responsibilities that may be requested of or assigned to Executive by the Company, the Board or any other executive officer of the Company from time to time to ensure an orderly transition of his duties and responsibilities and knowledge with respect to the business and operations of the Company to the Board, Executive’s successor, the Chief Financial Officer and General Counsel of the Company, other executive officers of the Company and/or any other persons designated by the Company or the Board or any member thereof;
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(b)    Executive agrees to perform the following obligations (in each case to the extent each such obligation has not been performed by Executive to the reasonable satisfaction of the Company and the Board prior to the end of the Services Period):
(i)    complete and deliver to the Company and the Board a written retrospective about where the Company has been as an organization and where the opportunities are for the Company in the future;
(ii)    complete and deliver to the Company and the Board a list of all material third party points of contact relating to the Company and its business, products, services, customers, clients, partners, suppliers, investors, lenders and vendors, including name, contact information and brief descriptions of their relationships and other involvement with the Company;
(iii)    complete and deliver to the Company and the Board a list of prospective customers, clients, investors, lenders, and vendors which Executive has met or otherwise communicated with since January 2023 and any prospective investors, lenders and vendors which Executive deems advisable for the Company to engage in the future;
(iv)    complete and deliver to the Company and the Board a written report regarding Executive's activities relating to transition and consulting efforts, existing transactions, financial and accounting matters, lenders and investors so that the Board and the Company's executive officers can review and provide feedback, questions, and recommendations to Executive;
(v)    meet with the Company and the Board (and, if elected by the Company, outside counsel) to discuss matters relating to pending litigation and arbitration matters involving the Company, and potential litigation and arbitration matters which are expected to involve the Company (if any);
(vi)    confirm in writing to the Company and the Board that (A) Executive has retained and shall retain all of Executive's emails relating to the Company, and (B) Executive has not erased any such emails, nor have reason to believe any such emails have been erased; and
(vii)    complete and deliver to the Company a Separation Certificate, in form and substance reasonably satisfactory to the Company, on the date of this Agreement (the "Separation Certificate").
(c)    Executive agrees to provide certain services to the Company as a Consultant to the Company, solely in the status of an independent contractor (it being acknowledged and agreed that the employment relationship between the Company and Executive will terminate as of the Separation Date, and Executive’s designation and performance of services as a Consultant to the Company during the Services Period does not and will not create an employment relationship between the Company and Executive).
(d)    Executive will provide the following services as a Consultant to the Company, if, as and when requested by the Company, the Chief Executive Officer of the
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Company, Executive's successor, the Chief Financial Officer of the Company, the General Counsel of the Company or the Board or any member or committee thereof, during the Services Period (collectively, the "Services"):
(i)    Executive will (A) provide assistance, consultation, and cooperation to the Company and its personnel, including the Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Controller of the Company, Executive's successor and the Board, in connection with any matters arising out of or during Executive’s prior service as an officer of the Company, and the transition of Executive’s duties and responsibilities and knowledge to the Company and its personnel, including the Chief Executive Officer and the General Counsel of the Company and Executive's successor, and (B) answer questions and provide information relating to the performance of his duties and responsibilities as they existed and exist during the term of his employment with the Company;
(ii)    Executive will provide full cooperation to the Company and its personnel, including the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company and Executive's successor, the General Counsel of the Company and the Board, and outside counsel to the Company regarding any actual or potential litigation, arbitration, investigations, claims, controversies, or other legal proceedings brought by or against the Company or its affiliates in which Executive was or is directly or indirectly involved or with respect to which Executive had or has knowledge of any particular facts or circumstances giving rise to any related Claims, including, but not limited to, making himself available on reasonable prior written notice at locations requested by the Company to discuss issues relating to such Claims, for interviews and other communications with the Company and its executive officers and counsel acting on behalf of the Company or the Board or any member thereof in connection with any such matter and appearing without subpoena for deposition or to give testimony in any hearing, trial, or arbitration or other legal proceeding at the request of the Company;
(iii)    Executive will provide support for the Company’s investor relations, public relations and fundraising efforts as may be reasonably requested by the Company or the Board; and
(iv)    Executive will provide other services to the Company which are mutually agreed upon by Executive and the Company or the Board.
(e)    The Parties anticipate that Executive will provide Services as a Consultant to the Company on average of up to forty (40) hours per week (provided however that, the Company may elect to utilize Consultant for less than that amount); and Executive will provide Services on such dates and at such times as may be reasonably requested by the Company.
(f)    Executive will be compensated by the Company for providing Services pursuant to Section 6(a) below, unless otherwise agreed in writing between the Company and Executive. Notwithstanding the foregoing, the Company may, in its sole discretion, elect to terminate further provision of Services by Executive under this Agreement at any time upon providing written notice to Executive; provided, however, that the Company’s obligation to compensate Executive will continue in
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accordance with Section 6(a) following such termination of Services, except as otherwise provided in Section 19 with respect to an Executive Default.
(g)    Except as otherwise approved in writing by the Chief Executive Officer of the Company or the Chairperson of the Board:
(i)    Executive will, with respect to the Services, provide Services only to the extent requested in writing by, and shall report solely to and engage only with, the Chief Executive Officer, the Chief Financial Officer and/or the General Counsel of the Company (the "Specified Company Officers");
(ii)    Executive may access and use IT services provided by the Company, including Slack or any other internal messaging system of or utilized by the Company, and may have and use a Company email address, in performing the Services;
(iii)    Executive will not communicate, orally or in writing, directly or indirectly, with any Phunware officer or other employee in connection with performing the Services or about any product, service, strategy, transaction, or other matter of or with respect to the Company or any other Company Party, other than the Specified Company Officers;
(iv)    Executive will comply with all policies and procedures of the Company relating to insider trading-related restrictions and social media-related activities, in each case which are applicable to former officers and/or directors of the Company and/or agents and/or independent contractors of the Company, in each case as determined by the Company and specified in writing to Executive; and
(v)    Executive will remove all references from his social media and other accounts, and will no longer identify or otherwise reference himself in any manner and for any reason as, the existing Chief Executive Officer of the Company.
(h)    The Company will reimburse Executive for any reasonable, documented and travel and other out-of-pocket fees, costs and expenses (including attorneys' fees) which are pre-approved in writing by a Specified Company Officer and which Executive pays or incurs from, as a result of or in connection with Executive providing the Services provided under this Agreement.
5.    Separation Payments and Benefits.
(a)    On the Separation Date, the Company will pay or provide to Executive any accrued but unpaid base salary through the Separation Date (which will be paid on the next regularly scheduled pay date), any accrued vested but unpaid benefits to which Executive may be entitled under the Company’s employee benefit plans, policies, and arrangements through the Separation Date (paid or provided in accordance with and subject to the terms of such plans, policies and arrangements), and any unpaid reasonable and necessary business expenses incurred by Executive during Executive’s employment in the performance of his duties and responsibilities to the Company prior to the Separation Date and otherwise timely and properly submitted by Executive to the Company for reimbursement in accordance with the applicable plans, policies, or arrangements.
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(b)    Executive acknowledges and agrees that he has been granted a total of 1,470,588 restricted stock units of the Company’s common stock as a result of grants to Executive by the Company in 2023 (the "Executive RSUs"), pursuant to the Equity Agreements, but his interests in these shares of Company common stock have not vested on or prior to the date hereof. The Parties acknowledge and agree that, from and after the date hereof, (i) the Equity Agreements are hereby amended as provided in Section 6(b) of this Agreement and (ii) except as expressly provided in the Equity Agreements (as amended by Section 6(b) of this Agreement) and Section 7(b) of this Agreement, Executive does not have and shall not have or be entitled to, and shall not initiate or pursue any Claims for, any rights or interests with respect to any restricted stock units, stock options, compensatory equity or equity-based award or incentive of or from, or any other equity ownership interest in, the Company or its affiliates.
(c)    Executive acknowledges and agrees that, except as expressly set forth in Sections 6 and 7 of this Agreement or as required by applicable law, Executive does not have and shall not have or be entitled to, and shall not initiate or pursue any Claims for, any bonus (including, without limitation, with respect to the Company’s fiscal year 2022 or 2023 performance), severance, benefits or other compensation of any kind or nature from the Company or its affiliates.
6.    Consideration. Additionally, in consideration for and contingent on Executive (i) timely executing, delivering and performing his obligations under this Agreement (and not subsequently revoking this Agreement), (ii) complying with all of his other obligations under this Agreement, and (iii) providing consulting services to the Company during the Services Period as Consultant:
(a)    The Company shall pay Executive the total gross amount equal to Forty Thousand and No/100 Dollars ($40,000.00) as provided below, less income and payroll tax withholdings and other authorized deductions:
(i)    Ten Thousand and No/100 Dollars ($10,000.00) will be paid to Executive on October 31, 2023.
(ii)    Ten Thousand and No/100 Dollars ($10,000.00) will be paid to Executive on November 15, 2023;
(iii)    Ten Thousand and No/100 Dollars ($10,000.00) will be paid to Executive on November 30, 2023; and
(iv)    Ten Thousand and No/100 Dollars ($10,000.00) will be paid to Executive on December 15, 2023.
(b)    The Executive RSUs shall vest as follows:
(i)    500,000 restricted stock units will vest on October 25, 2023; and
(ii)    500,000 restricted stock units will vest on November 30, 2023.
(c)    Subject to Executive’s timely election of continuation coverage under the Company’s group health plan (including medical, dental, and vision plans) in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay or reimburse the full amount of Executive’s
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COBRA premiums for such coverage through March 31, 2024, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended, and subject to the eligibility requirements and other terms and conditions of such coverage.
(d)    Other than the payments and transfers described in this Section 6 and the payment or other satisfaction of any accrued obligations as stated in Section 6(a), Executive shall not obtain or receive, nor shall he be entitled to obtain or receive, any other salary, wages, bonuses, commissions, incentives, compensation, payments, benefits, or other remuneration related to his employment with the Company or any of its subsidiaries or his separation from employment with the Company or any of its subsidiaries. Executive acknowledges and agrees that the consideration set forth in this Agreement, including in this Section 6, constitutes good and valuable consideration for his promises and covenants in this Agreement and his compliance with its terms.
7.    Executive Releases of Claims; Excluded Claims; Related Matters.
(a)    As consideration for the Company's obligations under this Agreement, Executive hereby agrees that he will sign this Agreement containing the releases of Claims by Executive and the other Executive Parties and other representations and agreements in this Section 7 which are effective from and after the date hereof.
(b)    Executive, on behalf of himself and each other Executive Party, hereby fully, irrevocably, and unconditionally releases, waives and discharges the Company and each other Company Party of, from, and for any and all Claims which any Executive Party now has, may now or in the future have, or has ever had, directly or indirectly, against the Company or any other Company Party ("Executive Released Claims").
(c)    Without limiting the generality of the foregoing, except as otherwise prohibited by applicable law, the Executive Released Claims include without limitation:
(i)    any and all Claims arising from or relating to Executive’s employment with, or termination, separation or resignation from, the Company or any of its subsidiaries and any agreement, instrument, or other document to which Executive and the Company was or is a party relating to Executive’s employment, (including, without limitation, the Employment Agreement), and any and all Claims arising from or relating to or Executive’s service as an or officer or employee of the Company or Executive's service as a director of the Company, or any policy, practice, decision, report, agreement, instrument, document, conduct, act, or omission of or by the Company or any other Company Party prior to the date hereof;
(ii)    any and all Claims arising from or relating to any other compensation, benefit, or benefit plan associated with Executive’s employment with the Company, including, but not limited to, compensation, benefits, and benefit plans governed by the Employee Retirement Income Security Act of 1974 ("ERISA");
(iii)    any and all Claims arising under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge
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from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(iv)    any and all Claims arising from or under or relating to any violation of any applicable U.S. Federal, state, or municipal law;
(v)    any and all Claims for attorneys' fees, costs and expenses; and
(vi)    any and all Claims for any other transaction, occurrence, act, or omission concerning or arising from either Executive’s employment with the Company or the termination, resignation or expiration of Executive's employment with the Company.
(d)    Notwithstanding anything contained herein to the contrary, the Executive Released Claims do not include (and Executive does not release, waive or discharge) any of the following Claims ("Executive Excluded Claims"):
(i)    Claims of Executive for breach by the Company of this Agreement or any Executive - Company Agreement;
(ii)    Claims of Executive relating to rights to receive shares of common stock of the Company from vested RSUs under any Equity Agreements;
(iii)    Claims of Executive for and rights to (A) defense and indemnification for third-party Claims against Executive arising out of his service as an officer or employee of the Company as and to the extent provided to Executive under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, and/or the Delaware General Corporation Law, or (B) defense and coverage under any director and officer liability insurance policy of the Company the provisions of which are applicable to Executive;
(iv)    Claims of Executive for unpaid or unreimbursed business expenses of Executive to which Executive is entitled to receive payment or reimbursement under the expense reimbursement policy of the Company;
(v)    Claims of Executive for worker's compensation insurance coverage or unemployment insurance coverage; or
(vi)    Claims of Executive the release or waiver of which is or are prohibited by applicable law.
(e)    As an express condition to Executive’s eligibility for or entitlement to the receipt and retention of any or all of the consideration specified in Section 6 from the Company, on November 6, 2023, Executive shall also execute and deliver to the Company the Supplemental Release Agreement, attached and incorporated as
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Exhibit A to this Agreement (the "Supplemental Release Agreement"). The Supplemental Release Agreement shall by its terms be effective with respect to Executive on and as of November 10, 2023. Executive acknowledges and agrees that if Executive fails to execute and deliver the Supplemental Release Agreement on such date, Executive forfeits any eligibility for or entitlement to receive or retain any funds or other assets paid or to be paid, issued or to be issued, or transferred or to be transferred, by the Company to Executive under Section 6 (collectively, "Services Period Consideration") and Executive shall immediately return to the Company all of the Services Period Consideration previously paid, issued, transferred or otherwise delivered to Executive under Section 6. If Executive fails to do so, the Company may initiate and pursue any Claims to recover any and all of the Services Period Consideration from Executive and any other Executive Party in any court of competent jurisdiction or arbitration, together with all attorneys’ fees, costs and expenses paid or incurred by the Company arising from, as a result of or in connection with any of the foregoing.
(f)    Executive covenants and agrees that Executive shall not and shall not permit any other person or entity to (and Executive hereby waives and discharges any and all rights which Executive has or may have to) request, file, initiate or pursue any suit, action, arbitration, or other proceeding for or on behalf of Executive or any other Executive Party, for any legal, equitable, or other relief on, for or relating to any Executive Released Claims.
(g)    Except as permitted by subsection (m) below, Executive represents and warrants to the Company on the date hereof and on the Separation Date that he has not requested, filed or initiated, and to the fullest extent permitted under applicable law, Executive covenants and agrees that Executive will not request, file or initiate, or cause to be requested, filed, initiated or pursued on his behalf, any complaint, charge, Claim, suit, action, or other proceeding against the Company before any local, state, or federal court or governmental agency or authority relating to Executive’s employment or resignation, termination or separation from employment with the Company (each, an "Employment Proceeding"). Except as and to the extent required by applicable law, Executive covenants and agrees to not participate voluntarily in any Employment Proceeding, and Executive hereby waives any rights he now has, may now or in the future have, or has had to benefit in any manner from any relief (whether monetary or otherwise) from or arising out of any Employment Proceeding.
(h)    Executive further represents and warrants to the Company on the date hereof and on the last day of the Services Period that:
(i)    the certifications of Executive contained in the Separation Certificate are true and correct on and as of the date hereof;
(ii)    Executive has had the opportunity to disclose, and Executive has so disclosed in writing, to the Company all material matters relating to Executive's terms and conditions of employment with the Company, his termination and separation from employment with the Company, and the business and affairs of the Company and its affiliates;
(iii)    Executive is not aware of any Claim by Executive or any other Executive Party against the Company or any other Company Party, other than the Executive Released Claims;
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(iv)    no suit, action, arbitration, Claim, or other proceeding has been filed, initiated, or commenced by or on behalf of Executive or any other Executive Party against the Company or any other Company Party; and
(v)    Executive is not aware of any facts or circumstances that would establish or support any Claim or allegation that Executive, or the Company or any other Company Party engaged in acts or conduct that Executive believes could violate any U.S. Federal or state law or regulation (including U.S. Federal securities laws or regulations), or any order or legal requirement of any court or other governmental agency or authority, except for those facts and circumstances which have been disclosed by Executive in writing to the Company.
(i)    Executive further represents and warrants to the Company on the date hereof and on the Separation Date, and Executive acknowledges and agrees with the Company, that (i) Executive has not been and is not on the date hereof a party to any agreement or arrangement with the Company or any of its affiliates, other than the Employment Agreement and the Executive - Company Agreements and (ii) any other agreement or arrangement that was or may have been or been purported to be or is in effect between Executive and the Company was or is null and void, was or has been terminated in writing or was or is paid and performed in full (as applicable), or is otherwise hereby merged with and into this Agreement, except as otherwise expressly provided herein.
(j)    Executive further acknowledges and agrees that nothing in this Section 7 supersedes, eliminates, amends, modifies, waives, removes, or limits any other agreements or obligations of Executive set forth in this Agreement or any Executive - Company Agreement.
(k)    Executive hereby further acknowledges and agrees that Executive is knowingly and voluntarily waiving and releasing Executive’s rights and Claims only in exchange for consideration (something of value) in addition to anything of value to which Executive is already entitled.
(l)    Notwithstanding any term or provision herein or in the Employment Agreement or any other agreement to the contrary, Executive acknowledges and agrees that, prior to the Separation Date, (i) the Company may terminate Executive's employment immediately for Cause (as defined in the Employment Agreement) under the Employment Agreement if the Company determines that Cause exists; (ii) the Company will not terminate Executive's employment without Cause under the Employment Agreement; and (iii) Executive will not resign or attempt to resign from his employment under the Employment Agreement for any reason on or after the date hereof.
(m)    Nothing in this Agreement will prohibit, restrict, or limit any communication by any Party permitted by any applicable law, including the National Labor Relations Act, or otherwise prohibit, restrict, or limit the exercise or enforcement of any of Employee's rights under Section 7 of the National Labor Relations Act. Further, both Parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of or administrative claim with any federal, state or local governmental agency or authority, including (but not limited to) the Equal Employment Opportunity Commission, the Texas Workforce Commission, the United States Securities and
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Exchange Commission, or National Labor Relations Board. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.
8.    Intellectual Property.
(a)    Executive acknowledges and agrees that all "Intellectual Property," including, but not limited to, strategies, methods, processes, techniques, marketing, plans, merchandising schemes, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, plans, specifications, and other material or work product that Executive has created, developed, or assembled in connection with his employment with the Company or during his employment with the Company are and shall remain the sole and exclusive property of the Company, and shall be for the sole and exclusive use of the Company and its affiliates or subsidiaries, and any copyrights and copyrighted material shall be vested in the Company and may be transferred to its affiliates or subsidiaries at the Company's sole discretion.
(b)    Executive will provide a full written description to the Company on or prior to the Separation Date of, holds in trust and will hold in trust for the sole right and benefit of the Company, and hereby assigns and transfers to the Company, any and all of his right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of his employment with the Company to and including the Separation Date (collectively, "Inventions"). Executive further acknowledges and agrees that (i) all original works of authorship made by Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company to and including the Separation Date and which were or are protectable by copyright were and are "works made for hire" as defined in the United States Copyright Act, as amended, and (ii) the decision of whether or not to commercialize or market any Invention is within the Company's sole discretion and for the Company's sole benefit and that no royalty or other payment or interest will be due to Executive as a result of the Company's efforts to commercialize or market any such Invention.
(c)    Attached hereto as Schedule A is a true, correct and complete list and description of all inventions, original works of authorship, developments, improvements and trade secrets that were made by Executive during the period of his employment with the Company to and including the Separation Date, relating to the Company's business, products, processes, services or research and development, which are owned in whole or in part by Executive ("Prior Inventions").
(d)    If, at any time in the course of Executive's employment with the Company, Executive incorporated into a Company business, which product, process or service any Prior Invention, Executive shall be deemed to have granted to the Company, and Executive hereby grants to the Company, a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sub licensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other
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way each and any such Prior Invention as part of or in connection with such business, product, process or service, and to practice any method related thereto.
(e)    Executive will provide to the Company all written records in his possession or control of or relating to any Intellectual Property, including any Inventions on or before the Separation Date.
(f)    Executive will assist the Company to secure the Company's rights and interests in any Intellectual Property, including any Inventions, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, including Inventions.
(g)    Executive acknowledges and agrees that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that Executive developed entirely on his own time without using the Company's equipment, supplies, facilities, trade secret information or Confidential Information prior to the date of his employment with the Company (each, an "Other Invention"), except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that Executive performed for the Company. Executive will advise the Company promptly in writing of any Invention that Executive believes constitutes an Other Invention. Executive agrees that he has not incorporated, or permitted to be incorporated, any Other Invention owned by Executive or in which Executive has any interest into a Company business, product, process or service. Notwithstanding the foregoing sentence, if, in the course of Executive's employment with the Company, Executive did incorporate into a Company business, product, process or service any Other Invention owned by Executive or in which Executive has any interest, Executive is deemed to have granted to the Company, and Executive hereby grants to the Company, a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sub licensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention as part of or in connection with such business, product, process or service, and to practice any method related thereto.
(h)    Executive acknowledges and agrees that as a result of and during the term of his employment with the Company, Executive has gained access to the Company's Trade Secret information and Executive has not used and will not use the Company's Trade Secret information, alone or as a partner, officer, director, employee or stockholder of any entity, to directly or indirectly:
(i)    engage in any business activity that is in competition with the products or services being developed, manufactured or sold by the Company;
(ii)    engage in any activity that involves providing audit review or other consulting or advisory services for any person or entity that is in
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competition with the products or services being developed, manufactured or sold by the Company; or
(iii)    solicit, interfere with, accept business from, hire, or endeavor to entice away any client, customer, partner or vendor, of the Company in its or their respective contractual or other relationship with the Company.
(i)    Executive will maintain the strict confidentiality of, and will not directly or indirectly disclose to any other person or entity, any of the Company's Trade Secret information, without the prior written consent of the Company.
(j)    Executive will hold all such Trade Secret information in trust for the sole benefit of the Company, and Executive has not and will not:
(i)    take with Executive, without the prior written consent of the Company, any of the Company's Trade Secret information; or
(ii)    reconstruct any such Trade Secret Information or similar information from some other source associated with the Company.
(k)    For purposes of this Agreement, "Trade Secret" means all information relating to the business or affairs of the Company or any of its subsidiaries and affiliates, including any formula, pattern, compilation, program, device, method, technique, or process, that (A) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets includes, without limitation, all of the Company's technical information, designs, drawings, processes, systems, procedures, methods, formulae, test data, specifications, sketches, plans (engineering, architectural or otherwise), apparatus, know-how, improvements, non-public price lists or pricing information, financial data, analyses, profit margins, historical data regarding client preferences, data gathered by the Company regarding prospective customers and clients, the Company's methodologies for responding to RFPs, business and financial methods or practices, business plans, operating margins, marketing, merchandising and selling techniques and information, customer information, details of customer agreements, expansion strategies, operating strategies, sources of supply, and employee compensation and benefit plans.
9.    Non-Competition. From the date of this Agreement and continuing until October 25, 2024, Executive shall not, directly or indirectly, in any manner or capacity, either on his own behalf or on behalf of any other person or entity, own any interest in, manage, control, participate in or with, consult with, render services for, permit his name to be used, provide financing to, or in any other manner engage in any business or enterprise anywhere in the United States that is engaged in any business or business activities that the Company or any of its present or future parent companies, subsidiaries, or affiliates (collectively, the "Company Group") at any time engaged in by the Company Group or any member thereof or in which the Company Group or any member thereof proposes to engage at the time of this Agreement. This restriction shall not apply to passive ownership by Executive of less than two percent (2%) of the outstanding shares of capital stock of a publicly held entity or less than five percent (5%) of the equity interests of any privately held entity. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an
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officer, director, employee, partner, sole proprietor, agent, contractor, representative, seller, franchisor, franchisee, independent contractor, creditor, owner, or in any other capacity.
10.    Non-Solicitation. From the date of this Agreement and continuing until October 25, 2024, Executive shall not, directly or indirectly, either on his own behalf or on behalf of any other person or entity (other than the Company), without the prior written consent of the Company: (a) encourage, induce, solicit, or attempt to encourage, induce, or solicit any director, officer or other employee of the Company Group to leave their employment with the Company Group, (b) hire or employ or otherwise engage, for employment at or with any other entity, any person who is or was within the prior twelve (12) months a director or an officer or other employee of the Company Group, or (c) call on, solicit, or service any customer, client, partner, supplier, licensor, or other key business relation of the Company Group to (i) divert any business from the Company Group or (ii) cease or limit doing business with the Company Group.
11.    Non-Disclosure of Confidential Information.
(a)    Executive shall not use, retain, disclose, or otherwise appropriate any Confidential Information (as defined below) of the Company Group at any time. Executive acknowledges and agrees that he was provided (and provided access to) Confidential Information in his capacity as Chief Executive Officer of the Company and may continue to be provided access to Confidential Information as a Consultant.
(b)    Confidential Information means any and all of the Company Group’s confidential, proprietary, and/or trade secret information (whether or not specifically identified as confidential) in any form or medium, including, but not limited to: (i) internal business information of the Company Group, including information relating to the Company's financial condition, debt and equity funding and fundraising efforts, intellectual property, customer transactions, and any other strategic plans and practices, operations, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans, and other compensation and benefits information and accounting and business methods, (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company Group, its customers, and its confidential, proprietary and/or trade secret information, (iii) any confidential, proprietary, and/or trade secret information of any third party that the Company Group has a duty to maintain confidentiality of, or use only for certain limited purposes, (iv) industry research compiled by, or on behalf of, the Company Group, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company Group, (v) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto, and (vi) any confidential or proprietary information included within the Intellectual Property of the Company Group and updates of any of the foregoing.
(c)    Executive is hereby provided notice that under the Defend Trade Secrets Act, no person will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or
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made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(d)    Nothing in this Section 11, or in this Agreement generally, will or is intended to prohibit any communication by any Party with any government agency or authority, including (without limitation) the Equal Employment Opportunity Commission, the Texas Workforce Commission, the United States Securities and Exchange Commission, or the National Labor Relations Board with respect to any possible violation by the Company or any affiliate of the Company of any laws, rules, or regulations.
12.    Non-Disparagement of the Company Group. Executive shall not, at any time, take any action through any medium or in any forum to directly or indirectly disparage, defame or interfere with, or make any derogatory or negative statements about, the Company Group or any other Company Party or the Company Group's business, customers, clients, partners or suppliers with respect to the Company, on or about any matter or in any manner whatsoever, including, but not limited to, any of their respective products or practices, business reputation, abilities, actions, or otherwise. This non-disparagement provision includes, without limitation, email, electronic media, social media, and any other postings to the Internet. Nothing in this Section 12 shall prevent Executive from complying with the lawful orders or processes of any court or governmental agency or authority with competent jurisdiction or regulatory authority over the Company or any other Company Party, including the obligation to testify truthfully in any legal proceeding. Further, nothing in this Section 12, or in this Agreement generally, shall prohibit, restrict, or limit Executive's exercise or enforcement of any of his rights under Section 7 of the National Labor Relations Act.
13.    Scope of Covenants. Executive acknowledges and agrees that the restrictive covenants set forth in Sections 9-12 of this Agreement and in any other Executive – Company Agreement are reasonable and necessary for the protection and maintenance of the Company and its affiliates and to protect the Confidential Information and goodwill and business relationships and interests of the Company Group and the other Company Parties and that, without such protection, the customer and client relationships and competitive advantage of the Company Group would be materially and adversely affected. Executive further acknowledges and agrees that he has received good and valuable consideration in exchange for these restrictions and that these restrictions shall not impose an undue hardship on Executive, since he has knowledge and skills which may be used in industries other than those in which the Company Group conducts business.
14.    Equitable and Other Relief. Executive acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for a breach by Executive of any of the restrictive covenants set forth in Sections 8-12 of this Agreement and in any other Executive - Company Agreement, and that any such breach would cause the Company irreparable harm. Accordingly, notwithstanding the arbitration obligations of the Parties below, and in addition to any other rights and remedies the Company may have at law or in equity, the Company shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with Executive’s breach of any of the provisions set forth in Sections 9-12 above from a court of competent jurisdiction. In addition to the rights and remedies the Company may have at law or in equity, any such violation by Executive shall entitle the Company to be excused from all of its then remaining obligations under Section 6 hereof, and no action taken by the Company under this Section 14 shall affect the enforceability
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of the releases provided by Executive pursuant to Section 7 or any other term or provision of this Agreement. Executive further agrees that the applicable period of time of the restrictive covenants in Sections 9-10 shall be further extended by the same period(s) of time during which Executive is in breach of such covenant. In the event any arbitrator court determines that the time and scope contained in any restrictive covenant set forth in this Agreement is overly broad or unreasonable, the court or arbitrator will reform such restrictive covenant to the extent necessary to make such provision reasonable. Executive further acknowledges and agrees that each and any restrictive covenant which is contained in any Executive - Company Agreement shall be and remain enforceable against Executive and in full force and effect in accordance with its respective terms and shall supplement (and not limit or restrict) any restrictive covenant which is contained in this Agreement.
15.    Confidentiality. Executive, on behalf of himself and each other Executive Party, agrees that he shall not comment on or discuss his employment with the Company or the circumstances of the separation of his employment with the Company or the existence, preparation, negotiation, execution or delivery of this Agreement with any other person or entity, other than his spouse, his attorney, and/or his financial and tax advisors, each of whom or which shall agree to keep all of this information confidential. Notwithstanding the foregoing, Executive may identify himself as a "Consultant" to the Company, orally or in writing, to any employee of the Company and to any other person or entity for so long as Section 5 of this Agreement is in effect. Executive further acknowledges and agrees that he shall maintain in the strictest confidence the existence and terms and provisions of this Agreement and each Executive - Company Agreement. Nothing in this Agreement or this confidentiality provision shall preclude, prohibit, or otherwise limit in any way Executive’s rights and abilities to contact, communicate with, report unlawful conduct to, or provide documentation to any applicable federal, state, or local governmental agency or authority for investigation or participate in any whistleblower program administered by such agencies. Further, nothing in this Section 15, or in this Agreement generally, shall prohibit, restrict, or limit Executive's exercise or enforcement of any of his rights under Section 7 of the National Labor Relations Act.
16.    Additional Acknowledgments. Executive acknowledges that: (a) he has read and understands the terms of this Agreement and its effect; (b) he has had the opportunity to consult with an attorney prior to executing this Agreement, and has been advised to do so; and (c) he has signed this Agreement voluntarily and knowingly in exchange for his receipt of the consideration described herein, which he acknowledges as adequate and more than he is already entitled to receive.
17.    Non-Disparagement of Executive.
(a)    The Company agrees that it will not, and the Company will otherwise instruct each person who is an officer or a director (for so long as such person is an officer or director) of the Company not to, at any time, take any action through any medium or in any forum to directly or indirectly disparage or otherwise defame, or interfere with, or make derogatory or negative statements about, Executive. This non-disparagement provision includes, without limitation, email, electronic media, and any postings to the Internet. Nothing set forth in this Section 17 shall prevent the Company from complying with the lawful orders or processes of any court or government agency or authority with competent jurisdiction or regulatory authority over the Company, including the obligation to testify truthfully in any legal proceeding.
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(b)    The Company acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for a breach by the Company of the restrictive covenants set forth in this Section 17, and that any such breach would cause Executive irreparable harm. Accordingly, in addition to any other rights and remedies Executive may have at law or in equity, Executive shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with the Company's breach of any of the provisions set forth in this Section 17.
18.    Return of Property.
(a)    Executive agrees that, except as otherwise agreed in writing with the Company in order for Executive to provide services as a Consultant to the Company during the Services Period, Executive will, on or before the Separation Date, return all Company assets and property and Confidential Information issued to or created or obtained by him or otherwise in his possession or control, including all equipment and documents and any copies thereof, in any form whatsoever, including computer hardware, computer files, laptop computers, cellular telephones, credit cards, keys, badges, electronic records and files, and any other property belonging to any member of the Company Group in Executive’s possession or control at any location (whether on the Company’s premises, at Executive’s home residence, or any other offsite location). Except as otherwise agreed upon in writing with the Company in order for Executive to provide Services as a Consultant to the Company, Executive shall not access or use any Company office or Company assets or property after the Separation Date. Notwithstanding the foregoing, Executive may keep and retain as his own property the following assets or property of the Company previously provided to Executive by the Company: laptop computer, following appropriate removal of confidential information, intellectual property and other information and data of or about the Company and its affiliates by Company IT personnel, which Executive will confirm and certify in writing to the Company has been completed.
(b)    Executive further agrees to return or provide to the Company, on or before the Separation Date, all usernames, passwords, credentials, access rights, dual verification codes, answers to verification questions, and all other log-in information necessary to access any Company computers, phones, documents, databases, networks, or other information, and a list of any documents that Executive has created or of which Executive is aware are password-protected, and the passwords necessary to access such documents.
(c)    Executive also agrees that on November 10, 2023 he will return or provide to the Company, and from and after November 10, 2023 Executive will not access (or have access to) or use, any and all Company property and any and all Confidential Information issued to him or otherwise in his possession or control for purposes of providing services to the Company as a Consultant, if any.
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19.    Default; Remedies.
(a)    If any Executive Default shall occur and be continuing, the Company may, in addition to exercising any other rights and remedies granted or otherwise available to the Company under this Agreement, any Executive - Company Agreement, applicable law or otherwise, upon five (5) business days' prior written notice to Executive, cease making any payments or transferring any property to Executive under Section 6 hereof and terminate in whole or in part Section 4 hereof.
(b)    Executive acknowledges and agrees that the occurrence and during the continuance of an Executive Default and the exercise by the Company of any rights or remedies in connection therewith will not limit or affect any of Executive’s other obligations under this Agreement or any Executive - Company Agreement or any releases of any Claims by Executive or any other Executive Party under this Agreement, or any other rights or remedies or benefits of or conferred upon the Company and its affiliates in this Agreement or any Executive - Company Agreement.
(c)    If any Company Default shall occur and be continuing, Executive may, in addition to exercising any other rights and remedies granted or otherwise available to Executive under this Agreement, any Executive - Company Agreement, applicable law or otherwise, upon prior written notice to the Company, cease providing Services to the Company under Section 4 hereof.
(d)    The Company acknowledges and agrees that the occurrence and during the continuance of a Company Default and the exercise by Executive of any rights or remedies in connection therewith will not limit or affect any of the Company's other obligations under this Agreement or any Executive - Company Agreement or any releases of any Claims by the Company under this Agreement, or any other rights or remedies or benefits of or conferred upon Executive in this Agreement or any Executive - Company Agreement.
20.    Tax Liability. The Company makes no representations to Executive or any other Executive Party as to the taxability of any of the consideration and other amounts offered, paid or transferred herein, and Executive understands and agrees that to the extent any tax liability may now or hereafter become due because of the payment of the sums pursuant to this Agreement, such liability shall be his sole responsibility. Executive, on behalf of himself and each other Executive Party, agrees to pay any taxes, penalties, or interest that may be determined to be due and payable, including federal, state, and local taxes which are required by law to be paid with respect to the consideration and any other amounts paid or payable, or transferred or transferable, to him as described herein. Executive agrees to indemnify and hold the Company Group harmless from and against any interest, taxes, or penalties assessed against any member of the Company Group by any taxing authority or other governmental agency or authority as a result of the non-payment of taxes by Executive on any consideration and other amounts paid or payable, transferred or transferable, to Executive under the terms of this Agreement.
21.    Section 409A. It is the intent of the Parties that this Agreement and all payments, transfers and benefits referenced herein shall be made in full compliance with Section 409A of the Internal Revenue Code of 1986 ("Section 409A"), as amended, and to the maximum extent possible this Agreement shall be interpreted and construed in accordance therewith and modified accordingly if necessary. If any payment, transfer or
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benefit required under this Agreement cannot be provided or made at the time specified herein without incurring excise taxes or penalties under 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such excise taxes or penalties will not be imposed. In no event whatsoever will the Company Group or their respective officers, directors, employees, or agents be liable for any additional tax, interest, or penalties that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.
22.    Non-Admission. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either Party of wrongdoing or evidence of any liability or unlawful conduct of any kind or of any duty owed by either Party to any other person or entity.
23.    No Rehire. Except as otherwise agreed in writing with the Company for Executive to provide services as a Consultant to the Company after the Separation Date, as of the Separation Date, Executive acknowledges and agrees that the Company has no obligation whatsoever to reinstate or retain Executive as an employee, consultant, advisor, officer, director, Board member, or independent contractor in the future. Executive further acknowledges and agrees that Executive will not have any employee, consultant, advisor, officer, director, Board member, or independent contractor relationship with the Company, except to the extent provided in this Agreement or otherwise agreed in writing by the Company.
24.    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other payroll taxes or charges that the Company is required to withhold.
25.    Right of Offset. The Company or its affiliates may offset any payment to be made under this Agreement by any amount that Executive owes to the Company or its subsidiaries under this Agreement or any other agreement at the time such payment would otherwise be made.
26.    No Waiver. No waiver of any Party of any breach of or default by the other Party under this Agreement shall be deemed to constitute a waiver of any later or other breach or default or as a waiver of any other provision of this Agreement.
27.    Severability. If any term or provision of this Agreement, or portion of it, is held by any court of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such term or provision is not thereby affected and will be given full effect, without regard to the invalid portion. It is the intention of the Parties that, if any court construes any term or provision of this Agreement, or any portion of it, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such term or provision, and, in its reduced form, such term or provision shall then be enforceable and shall be enforced.
28.    Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Company and the Company Group. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, Executive. The rights and obligations of Executive under this Agreement and any Executive - Company Agreement may not be assigned or otherwise transferred, directly or indirectly, or assigned by
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Executive to any other person or entity without the prior express written consent of the Company.
29.    Acceptance Period. Executive shall have twenty-one (21) calendar days from Executive's date of receipt via email from the Company of the initial draft of this Agreement within which to consider the terms of this Agreement and, if he chooses to do so, sign and accept same. If Executive has not returned an executed Agreement to the Company within such 21-day consideration period, the offer and all consideration and other terms and provisions under this Agreement will be deemed withdrawn and of no force and effect. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart the running of or otherwise affect such 21-day consideration period. Further, Executive may revoke this Agreement by providing written notice of revocation of this Agreement to the Company within seven (7) days following the date Executive signs it. Executive agrees that Executive will not receive the benefits provided by this Agreement if Executive revokes this Agreement. Executive also acknowledges and agrees that if the Company has not received Executive's written notice of revocation of this Agreement prior to the expiration of the above referenced seven (7) day period, then Executive will have forever waived Executive's right to revoke this Agreement, and this Agreement shall thereafter be and remain enforceable and in full force and effect in accordance with its terms.
30.    Entire Agreement.
(a)    This Agreement and the Executive - Company Agreements (as amended by this Agreement) and the Supplemental Release Agreement, shall constitute the entire agreement between the Parties and this Agreement expressly supersedes all prior negotiations, understandings, and agreements, whether oral or written, with respect to the subject matter hereof, except as otherwise expressly provided herein. The Parties agree that this Agreement expresses a full and complete settlement, regardless of the adequacy or inadequacy of the amounts paid, that it is intended to avoid litigation, and that it is to be final and complete.
(b)    The Parties agree that there is absolutely no agreement or reservation not clearly expressed herein, that the consideration paid, issued or transferred herein is all that Executive is ever to receive for all Claims for benefits, damages, liquidated damages, losses, costs, fees, attorneys’ fees and other expenses, or otherwise, and that the execution and delivery of this Agreement is with the full knowledge that this Agreement waives and releases all possible Claims which Executive or any other Executive Party has or may have against the Company or any other Company Party.
(c)    This Agreement hereby merges all other agreements, arrangements, representations and understandings which exist or may exist between Executive and the Company, whether oral or written, on the date hereof, except for the Executive - Company Agreements which shall remain in full force and effect in accordance with their respective terms, except as otherwise expressly provided herein.
(a)    Executive acknowledges and agrees that no other promises or agreements have been made offered by the Company or any other Company Party to Executive or any other Executive Party for or with respect to this Agreement or any term or provision hereof (other than those which are expressly described herein), and no such other promises or agreements will be binding between Executive and the
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Company unless they are set forth in writing and signed by Executive and the Company.
31.    Amendments. This Agreement may not be amended, modified, supplemented or waived, except by in a written instrument signed by each Party and specifically referencing this Agreement.
32.    Mandatory Arbitration.  Except as permitted in Section 14 above, in the event of any controversy, dispute, claim, question or disagreement arising from or relating to this Agreement or the breach thereof ("Dispute"), the Parties agree that such Dispute shall be finally settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules propagated thereby. Notwithstanding the foregoing and as permitted in Section 14 above, the Company reserves the right to seek a temporary restraining order, preliminary or permanent injunction or other similar equitable relief with respect to Executive's breach or threatened breach of the restrictive covenants set forth in Sections 8-12 of this Agreement in any court of competent jurisdiction or through AAA. The place of arbitration of Disputes shall be Austin, Texas, and the arbitration shall be conducted by a sole arbitrator (the "Arbitrator"). Judgment on the award rendered by such Arbitrator may be entered in any court having jurisdiction. The Arbitrator's decision shall be final and binding on the parties hereto. Prior to the date of final judgment by the Arbitrator, each party shall bear its own costs, fees and expenses relating to such arbitration, as well as an equal share of the arbitrator's fees and administrative fees of arbitration. After the final judgment by the Arbitrator, the prevailing party shall be entitled to reimbursement by the other party of the prevailing party's costs and expenses, including reasonable attorney's fees, and the Arbitrator's fees and administrative fees of arbitration.
33.    Indemnification; D&O Insurance. The Company agrees that Executive shall continue to be entitled to defense and indemnification and directors and officers insurance coverage for third-party Claims against Executive arising out of his service as a director, officer or employee of the Company, as and to the extent provided to Executive under any applicable Executive - Company Agreement, the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws, and/or the Delaware General Corporation Law, and under any director and officer liability insurance policy of the Company which is applicable to Executive.
34.    Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to conflict of laws principles thereof that would result in the application of any other law.
35.    Specific Performance. In the event of a breach of any term or provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.
36.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, taken together, constitute the same Agreement. A signature made on a faxed or electronically mailed copy of this Agreement or a signature transmitted by facsimile or by electronic mail in PDF shall have the same effect as the original signature.
37.    Voluntary Execution. The Parties, intending to be legally bound, apply their signatures voluntarily and with full understanding of the contents of this Agreement and after having had ample time to review and study this Agreement with the assistance of legal counsel.
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38.    Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a)    "Claim" means any debts, obligations, claims, rights, liabilities, damages, losses, demands, actions, contracts, causes of action, suits, fees (including, without limitation, attorneys' fees), costs and expenses of any and every kind or nature, whether known or unknown, asserted or unasserted, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, or direct or indirect, whether in law or in equity.
(b)    "Company Default" means any of the following:
(i)    the failure of the Company to pay any amount or transfer any asset (as applicable) to Executive as and when required under Section 6(a) or Section 7 of this Agreement and such failure continues unremedied for five (5) business days following written notice thereof from Executive to the Company;
(ii)    any representation and warranty made by the Company under this Agreement shall have been incorrect when made or deemed made; or
(iii)    the failure of the Company to perform or observe any other covenant, obligation or other agreement of the Company contained in this Agreement or any Executive - Company Agreement and such failure continues unremedied for a period of five (5) business days following written notice thereof from Executive to the Company.
(c)    "Company Party" means the Company and each of its subsidiaries and affiliates, and each and all of its and their respective past, present, and future directors, Board members, Board committees, officers, employees, shareholders, partners, investors, insurers, trustees, administrators, successors, heirs, assigns, consultants, attorneys, agents, and other representatives.
(d)    "Employment Agreement" means the Employment Agreement, dated November 11, 2022, between Executive and the Company.
(e)    "Equity Agreement" means all existing restricted stock unit grant-related agreements between Executive and the Company which are in effect as of the date of this Agreement.
(f)    "Executive - Company Agreement" means each Equity Agreement and the Indemnification Agreement, dated as of December 28, 2022, between the Company and Executive.
(g)    "Executive Default" means any of the following:
(i)    any representation and warranty made by Executive under this Agreement shall have been incorrect when made or deemed made; or
(ii)    the failure of Executive to perform or observe any other covenant, condition, obligation or other agreement of Executive contained in this Agreement or any Executive - Company Agreement and such failure
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continues unremedied for a period of five (5) business days following written notice thereof from the Company to Executive.
(h)    "Executive Party" means Executive and each and all of his family members, administrators, heirs, executors, estates, agents, representatives, entities, successors and assigns.
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IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto hereby execute this Agreement as of the date first above written.
RUSSELL BUYSE                PHUNWARE, INC.
By:    /s/ Russell Buyse                By:        /s/ Ryan Costello
    Name:    Russell Buyse                    Name:    Ryan Costello
    Title:                        Title:    Chairman of the Board
    Date:    October 25, 2023                Date:    October 25, 2023
Signature Page to Confidential Separation, Consulting and General Release Agreement

SCHEDULE A
PRIOR INVENTIONS
None

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EXHIBIT A
SUPPLEMENTAL RELEASE AGREEMENT
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